Exhibit 99.1

Premier People,

Products and Services

NEWS RELEASE

Premcor Inc.

1700 East Putnam

Suite 400

Old Greenwich, CT 06870

203-698-7500

203-698-7925 fax

PREMCOR ANNOUNCES SECOND QUARTER 2003 RESULTS

OLD GREENWICH, Connecticut, July 24, 2003—Premcor Inc. (NYSE: PCO) today reported net income from continuing operations before special items of $37.2 million, or $.50 per share, for its second quarter ended June 30, 2003, compared to a net loss from continuing operations before special items of $17.3 million, or $.35 per share, in the second quarter of 2002.

Special items for the second quarter of 2003 included a $3.4 million pretax loss on the early retirement of long-term debt and a pretax charge of $0.7 million related to the planned relocation of the company’s St. Louis general office to its Connecticut headquarters. In the second quarter of 2002, pretax special items included losses of $19.3 million related to the early retirement of long-term debt, $6.5 million related to the restructuring of the company’s St. Louis general and administrative operations, $6.2 million related to the closure of the Hartford, Illinois refinery, $2.5 million related to the restructuring of the company’s Sabine River Holdings Corp. (“Sabine”) subsidiary, and $1.4 million for idled equipment.

For the six months ended June 30, 2003, Premcor reported net income from continuing operations before special items of $92.6 million, or $1.28 per share, compared to a net loss from continuing operations before special items of $29.7 million, or $.74 per share, for the first six months of 2002.

For the first six months of 2003, pretax special items included a loss of $16.6 million related to the expected disposition of the company’s Hartford, Illinois refinery assets, a loss of $10.4 million on the early retirement of debt, a $1.6 million reduction in the corporate office restructuring reserve established in 2002, and a loss of $0.7 million related to the planned relocation of the St. Louis office. The pretax special items for the first six months of 2002 included losses of $137.4 million related to the closure of the Hartford refinery, $19.3 million related to the early retirement of long-term debt, $17.3 million related to the restructuring of the St. Louis general and administrative operations, $2.5 million related to the Sabine restructuring, and $1.4 million for idled equipment.

In addition to the special items, in the second quarter and first six months of 2003, Premcor had an after-tax loss from discontinued operations of $2.2 million and $6.5 million, respectively, related to certain retail lease obligations resulting from the bankruptcy of the purchaser of the company’s former retail operations. There were no results from discontinued operations in either prior-year period. Including the effect of the special items and the loss from discontinued operations, Premcor reported net income of $32.3 million, or $.43 per share, for the second quarter of 2003, compared to a net loss of $40.1 million, or $.82 per share, for the second quarter of 2002. Including the effect of the special items and the loss from discontinued operations, for the first six months of 2003, Premcor reported net income of $69.8 million, or $.97 per share, compared to a net loss of $139.8 million, or $3.47 per share, during the first six months of 2002.

The company believes the special items described above are not indicative of its core operating performance. The company’s Board of Directors typically excludes these items in determining incentive compensation. A reconciliation of these special items to the company’s results reported in accordance with generally accepted accounting principles is as follows (in millions, except per share amounts):

	Q2 2003		Q2 2002
	Net Income	Per	Net Income	Per
	(Loss)	Share	(Loss)	Share

Net income (loss) from continuing operations, excluding special items	$37.2	$0.50	$(17.3)	$(0.35)
After-tax special items:
Refinery restructuring and other charges	(0.5)	(0.01)	(10.5)	(0.22)
Loss on extinguishment of debt	(2.2)	(0.03)	(12.3)	(0.25)

Net income (loss) from continuing operations	34.5	0.46	(40.1)	(0.82)
Loss from discontinued operations	(2.2)	(0.03)	—	—

Net income (loss) available to common stockholders	$32.3	$0.43	$(40.1)	$(0.82)

	Six Months 2003		Six Months 2002
	Net		Net
	Income	Per	Income	Per
	(Loss)	Share	(Loss)	Share

Net income (loss) from continuing operations, excluding special items	$92.6	$1.28	$(29.7)	$(0.74)
After-tax special items:
Refinery restructuring and other charges	(9.8)	(0.13)	(98.2)	(2.43)
Loss on extinguishment of debt	(6.5)	(0.09)	(11.9)	(0.30)

Net income (loss) from continuing operations	76.3	1.06	(139.8)	(3.47)
Loss from discontinued operations	(6.5)	(0.09)	—	—

Net income (loss) available to common stockholders	$69.8	$0.97	$(139.8)	$(3.47)

Premcor’s results include pretax stock-based compensation expense of $4.4 million, or $.04 per share after-tax, and $3.8 million, or $.05 per share after-tax, for the second quarter of 2003 and 2002, respectively. Premcor remains one of the few major U.S. independent refiners that currently expense this non-cash compensation item. Absent the stock-based compensation expense, Premcor’s second quarter net income (loss) from continuing operations, excluding special items, would have been $.54 per share and $(.30) per share in 2003 and 2002, respectively.

Thomas D. O’Malley, Premcor’s Chairman and Chief Executive Officer, said, “Premcor’s second quarter results were acceptable in light of the weakening industry conditions as the quarter progressed. Refining margins and light-heavy crude oil differentials fell during the period from their strong first quarter levels. Weak industry conditions in June pushed our results to the low end of our expectations. Cool wet weather, particularly in the Northeast, continued to dampen demand for gasoline. The first six months of 2003, according to the API, represented the first six-month decline in average U.S. gasoline consumption in the last twelve years.

“On the expense side, Premcor’s second quarter earnings were once again reduced by high prices for natural gas, an important fuel for complex refiners. Our average cost for natural gas for the first half of 2003 was $5.84 per mmbtu, compared to less than $3.00 per mmbtu for the first half of last year. Premcor has historically consumed approximately 29 million mmbtu of natural gas annually, but we have taken steps to significantly reduce our usage of this expensive fuel through the use of internally produced fuels and other measures. These steps have partially mitigated the financial impact of higher prices in the first half of the year and we will continue to take appropriate action to minimize the impact of high natural gas prices on our financial results going forward.

“Our refineries continued to operate well during the second quarter. In particular, I am pleased to say that the Memphis refinery met all of our operating and financial expectations during its first full quarter under Premcor’s ownership. Port Arthur ran extremely well, averaging over 245,000 barrels per day during the quarter. Lima fell short of its expected throughput due to minor unscheduled maintenance during the period. Going forward, Port Arthur has scheduled maintenance in the third quarter as we begin our announced expansion project there with a turnaround and expansion of the hydrocracker. Memphis and Lima have no major scheduled maintenance during the third quarter.

“During the second quarter, Premcor took advantage of the historically low interest rate environment to raise $300 million in twelve year 7½% senior unsecured debt at Premcor Refining Group. We intend to use the proceeds for capital projects, including the Port Arthur expansion that begins this quarter, as well as other corporate purposes. We continued to improve the company’s capital structure and lower its cost of capital by retiring $14.7 million of Port Arthur Coker Company’s 12½% notes, and by eliminating a high-cost third party crude oil linefill arrangement through the purchase of the $80 million of crude oil pipeline inventory needed to operate Lima. We ended the quarter with $518.8 million in cash, and now are in a secure position to complete our clean fuel investments and Port Arthur expansion over the next three years with no additional financing.

“On the subject of clean fuel, we are pleased that our estimated spending requirements to make the new clean fuels are dropping. Our engineers continue to examine all technological alternatives, explore the synergies of our changing collection of assets, and refine our capital investment plan accordingly. We now estimate our total capital investment for Tier II gasoline at $310 million, down from our earlier $335 million estimate. The clean gasoline upgrade at Port Arthur will be completed well under its original budget and in production prior to year-end, with Memphis to follow in early 2004 and Lima by the end of 2005. Our investment to make ultra low-sulfur diesel fuel by 2006, previously estimated at $347 million, is now estimated at $330 million. These reductions, combined with the timing flexibility that the addition of the Memphis refinery to our corporate pool has given us, provide a meaningful improvement to Premcor’s cash flow over the next few years. We hope to further reduce the investment necessary to make clean fuels.”

Looking ahead, O’Malley said, “The Gulf Coast 2/1/1 crack spread has improved for the month of July to-date versus its second quarter average, but Chicago refining margins and light-heavy crude oil differentials are lower. Inventory levels for oil products suggest that we will see an improvement going forward. If the economy improves, as expected, we believe Premcor will benefit from increased consumption.”

The company’s regular quarterly conference call concerning the quarters’ results will be webcast live today at 11:00 a.m. Eastern Time on the Investor Relations section of the Premcor Inc. web site at www.premcor.com.

Premcor Inc. is one of the largest independent petroleum refiners and marketers of unbranded transportation fuels and heating oil in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the company’s current expectations with respect to future market conditions, future operating results, the future performance of its refinery operations, and other plans. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though Premcor believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, operational difficulties, varying market conditions, potential changes in gasoline, crude oil, distillate, and other commodity prices, government regulations, and other factors contained from time to time in the reports filed with the Securities and Exchange Commission by the company and its subsidiary, The Premcor Refining Group Inc., including quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.

###

Contacts:

Premcor Inc.

Joe Watson, (203) 698-7510 (Media/Investors)

Karen Davis, (314) 854-1424 (Investors)

Michael Taylor, (314) 719-2304 (Investors)

Premcor Inc. and Subsidiaries

Earnings Release

	Three months ended		Six months ended
	June 30,		June 30,
	2003	2002	2003	2002

(in millions except per share amounts, unaudited)

Operating revenues	$2,619.9	$1,679.0	$4,996.2	$2,907.3
Cost of sales	2,354.6	1,523.4	4,463.5	2,585.0

Gross margin	265.3	155.6	532.7	322.3
Operating expenses	134.4	114.1	251.6	228.6
General and administrative expenses	15.7	14.4	27.4	28.9
Stock-based compensation	4.4	3.8	8.7	5.7
Depreciation and amortization	25.1	21.9	49.2	44.1
Restructuring and other charges	0.7	16.6	15.7	158.6

Operating income (loss)	85.0	(15.2)	180.1	(143.6)
Interest expense and finance income, net	(29.1)	(30.0)	(54.4)	(61.0)
Loss on extinguishment of long-term debt	(3.4)	(19.3)	(10.4)	(19.3)
Income tax benefit (provision)	(18.0)	23.5	(39.0)	84.9
Minority interest	—	0.9	—	1.7

Net income (loss) from continuing operations	34.5	(40.1)	76.3	(137.3)
Discontinued operations, net of tax	(2.2)	—	(6.5)	—
Preferred stock dividends	—	—	—	(2.5)

Net income (loss) available to common stockholders	$32.3	$(40.1)	$69.8	$(139.8)

Net income (loss) per common share (fully-diluted):
Income (loss) from continuing operations	$0.46	$(0.82)	$1.06	$(3.47)
Discontinued operations	(0.03)	—	(0.09)	—

Net income (loss)	$0.43	$(0.82)	$0.97	$(3.47)

Weighted average common shares outstanding (in millions)	74.8	48.7	72.2	40.3

	June 30,	December 31,
	2003	2002

Summarized Balance Sheet Information

Cash and short-term investments:
Premcor Inc.	$51.6	$40.7
Premcor USA Inc.	0.6	10.2
The Premcor Refining Group Inc.	399.7	121.4

Consolidated cash and short-term investments	451.9	172.3
Cash restricted for debt service	66.9	61.7
Other working capital	403.2	86.9
Total assets	3,391.1	2,323.0
Long-term debt, including current maturities:
Premcor USA Inc.	10.5	40.1
The Premcor Refining Group Inc.	1,450.6	884.8

Consolidated long-term debt	1,461.1	924.9
Total common stockholders' equity	1,089.0	704.0

Premcor Inc. and Subsidiaries

Earnings Release

	Three months ended June 30,		Six months ended June 30,
(unaudited)	2003	2002	2003	2002
Selected Volumetric and Per Barrel Data

Production (Mbbls per day)	572.2	465.8	513.8	455.0
Crude oil throughput (Mbbls per day)	547.8	447.9	489.2	441.1
Total crude oil throughput (millions of barrels)	49.8	40.8	88.5	79.8

Per barrel of throughput:
Gross margin	$5.32	$3.82	$6.02	$4.04
Operating expenses	2.70	2.80	2.84	2.86

Market Indicators (dollars per barrel)

West Texas Intermediate, or "WTI" (sweet)	$29.08	$26.28	$31.60	$23.94
Crack Spreads:*
Gulf Coast 2/1/1	2.84	2.61	4.18	2.52
Chicago 3/2/1	6.45	5.29	6.44	4.48
Crude Oil Differentials:
WTI less WTS (sour)	2.27	1.15	2.94	1.24
WTI less Maya (heavy sour)	7.21	4.34	7.42	4.89
WTI less Dated Brent (foreign)	3.08	1.23	2.84	0.82
Natural Gas (per mmbtu)	5.58	3.38	5.82	2.79

*	Per barrel margin indicator for the conversion of crude oil into finished products. The first number represents the number of barrels of West Texas Intermediate crude oil, priced at Cushing, Oklahoma. The second and third numbers represent the number of barrels of conventional gasoline and high sulfur diesel fuel produced, priced in their respective regional market.

Premcor Inc. and Subsidiaries

Earnings Release

	First quarter ended March 31, 2003(1)					Second quarter ended June 30, 2003
	Port Arthur	Lima	Memphis(2)	Price Risk Results	Total	Port Arthur	Lima	Memphis	Price Risk Results	Total

Selected Refinery Data (unaudited)

Operating results (dollars in millions):

Gross margin:
Gulf Coast 2/1/1	$121.1	$—	$26.2	$—	$147.3	$63.4	$—	$43.6	$—	$107.0
Chicago 3/2/1	—	76.7	—	—	76.7	—	78.5	—	—	78.5
Crude oil differentials to benchmark	135.9	(12.3)	(0.2)	—	123.4	140.2	(11.5)	(7.3)	—	121.4
Product differentials to benchmark	(68.8)	(1.6)	5.8	—	(64.6)	(41.3)	(7.0)	27.7	—	(20.6)
Price risk results	—	—	—	(15.4)	(15.4)				(21.0)	(21.0)

Realized gross margin	188.2	62.9	31.8	(15.4)	267.4	162.3	60.0	64.0	(21.0)	265.3
Operating expenses	73.5	35.4	8.3	—	117.2	70.2	33.1	31.1	—	134.4

Net refining margin	$114.7	$27.5	$23.5	$(15.4)	$150.2	$92.1	$26.9	$32.9	$(21.0)	$130.9

Depreciation and amortization	$13.6	$6.0	$0.9	$—	$20.5	$13.2	$6.0	$2.4	$—	$21.6

Per barrel of throughput (in dollars):

(Based on crude oil throughput data shown on following page)
Gross margin:
Gulf Coast 2/1/1	$5.51	$—	$5.51	$—	$3.80	$2.84	$—	$2.84	$—	$2.15
Chicago 3/2/1	—	6.42	—	—	1.98	—	6.45	—	—	1.58
Crude oil differentials to benchmark	6.18	(1.03)	(0.05)	—	3.19	6.28	(0.95)	(0.47)	—	2.44
Product differentials to benchmark	(3.13)	(0.13)	1.22	—	(1.67)	(1.85)	(0.57)	1.80	—	(0.41)
Price risk results	—	—	—	(0.40)	(0.40)	—	—	—	(0.42)	(0.42)

Realized gross margin	8.55	5.26	6.69	(0.40)	6.91	7.27	4.93	4.17	(0.42)	5.32
Operating expenses	3.34	2.96	1.74	—	3.03	3.14	2.72	2.03	—	2.70

Net refining margin	$5.21	$2.30	$4.94	$(0.40)	$3.88	$4.12	$2.21	$2.15	$(0.42)	$2.63

Depreciation and amortization	$0.62	$0.50	$0.19	$—	$0.53	$0.59	$0.49	$0.16	$—	$0.43

Calculation Methodology:

Although the Company manages its refinery business, including feedstock acquisition and product marketing, on an integrated basis, for analytical purposes the business results shown here have been allocated to the individual refineries. The foundation for determining realized gross margin by refinery is the actual delivered cost of refinery feedstocks and a daily valuation of actual refinery production at market. Since crude oil is often purchased and priced well in advance of the time that it is consumed and the value of refinery production can be fixed before or after it is produced, our actual results may significantly vary from those that would be determined with reference to benchmark market indicators. We manage this inherent price risk on a total Company basis and may purchase futures contracts that correspond volumetrically with all or a portion of our fixed price purchase and sale commitments. As a result, we have separately identified the financial effects of this price risk, net of any risk mitigation activities, under the caption “price risk results.” As a result of this methodology, together with certain necessary allocations, the individual refinery realized gross margins presented here to do not reflect the results that would be reported if separately accounted for in accordance with generally accepted accounting principles. The Company believes that this indivudal refinery and price risk information is helpful in understanding our overall operating results.

(1)	The Company’s calculation methodology was changed in the second quarter of 2003 to separately identify price risk results. Previously, these results had been allocated to the individual refineries on the basis of crude oil throughput. The individual refinery results for the first quarter of 2003 shown here have been reclassified from the first quarter earnings release to conform to the Company’s current methodology. Comparative information for 2002 has not been provided. However, the price risk results reflected in the Company's historical first quarter and second quarter 2002 earnings releases represented gains of $33 million and $8 million, respectively.

(2)	Acquired March 2003. Operating results reflect 29 days of operations averaged over the first quarter of 2003. Actual crude oil throughput for the 29 days was 163,972 bpd.

Premcor Inc. and Subsidiaries

Earnings Release

	First quarter ended March 31, 2003				Second quarter ended June 30, 2003
	Port				Port
	Arthur	Lima	Memphis(1)	Total	Arthur	Lima	Memphis	Total

Selected Volumetric Data

(in thousands of barrels per day, unaudited)

Feedstocks:
Crude oil throughput:
Sweet	—	128.2	52.1	180.3	—	131.7	168.6	300.3
Light/Medium sour	33.4	4.6	0.8	38.8	31.5	2.0	—	33.5
Heavy sour	211.0	—	—	211.0	214.0	—	—	214.0

Total crude oil	244.4	132.8	52.9	430.1	245.5	133.7	168.6	547.8
Unfinished and blendstocks	13.6	(2.5)	1.1	12.2	13.0	(4.3)	3.8	12.5

Total feedstocks	258.0	130.3	54.0	442.3	258.5	129.4	172.4	560.3

Total crude oil throughput, in millions of barrels	22.0	12.0	4.8	38.7	22.3	12.2	15.3	49.8

Production:
Light products:
Conventional gasoline	85.8	66.2	22.8	174.8	84.8	63.5	70.8	219.1
Premium and reformulated gasoline	32.2	11.9	3.1	47.2	35.2	11.5	14.1	60.8
Diesel fuel	74.2	23.9	16.0	114.1	91.6	24.9	49.3	165.8
Jet fuel	27.0	17.8	8.8	53.6	8.5	18.8	25.4	52.7
Petrochemical products	17.3	6.4	2.6	26.3	18.6	7.2	8.2	34.0

Total light products	236.5	126.2	53.3	416.0	238.7	125.9	167.8	532.4
Petroleum coke and sulfur	27.9	2.3	0.1	30.3	31.2	2.4	0.3	33.9
Residual oil	5.2	2.7	1.1	9.0	1.4	0.9	3.6	5.9

Total production	269.6	131.2	54.5	455.3	271.3	129.2	171.7	572.2

(1)	Acquired March 2003. Volumetric data for production and consumption reflects 29 days of operations averaged over the first quarter of 2003.

Actual crude oil throughput during the 29 days of operations was 163,972 bpd.